UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2011

ONE LIBERTY PROPERTIES, INC.

(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other	(Commission file No.)	(IRS Employer
jurisdiction of		I.D. No.)
incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 18, 2011, Robb & Stucky Limited LLLP, a retail tenant, which rents one property from us in Plano, Texas, and for the nine months ended September 30, 2010, accounted for approximately $1,154,000 or 3.7% of our rental income, filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida (Case No. 8:11-bk-02801-CED).  The tenant may decide, among other options, to affirm, reject or attempt to renegotiate the lease with respect to such property.

This property has a book value on our balance sheet as of September 30, 2010 of approximately $12.7 million, inclusive of $624,000 of lease intangibles and straight-line rent, and is encumbered by a $9.1 million non-recourse mortgage. As a result of our tenant’s bankruptcy filing, we anticipate taking a charge of approximately $624,000, relating to the reversal of the straight-lining of rent payments and net lease intangibles that we have accrued over the term of the lease to September 30, 2010 in accordance with GAAP.  We currently estimate that this would cause our 2010 FFO guidance to fall short of the low end of our estimated range of $1.60 to $1.64 per share by approximately $0.035 per share.

We are currently evaluating and will continue to evaluate our options with respect to this property as the proceedings in the bankruptcy court progress.  We may (i) terminate the lease and attempt to relet the premises (which may take considerable time and be on terms less favorable to us than currently provided under the lease), (ii) attempt to sell the property (which may be at a sales price less than the book value of the property), and/or (iii) cease making the mortgage payments due on such property (in which case the mortgagee may foreclose on the property). The occurrence of, among other things, any one or more of the foregoing events could require us to take an impairment charge relating to the value of the property. We are currently unable to determine whether an impairment charge will be required, and if so, when and the amount thereof.  If we are required to take an impairment charge, any such charge, which would be in addition to the anticipated charge relating to the reversal described above, could materially and adversely affect our revenue, net income, FFO, cash flow and financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: February 24, 2011	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President and Chief
Financial Officer